FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

KLA-TENCOR DECLARES REGULAR CASH DIVIDEND FOR THIRD
QUARTER OF FISCAL YEAR 2010

Company Resumes Stock Repurchase Program

MILPITAS, Calif.-February 4, 2010 (PR Newswire) - KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share on its common stock payable on March 1, 2010 to KLA-Tencor stockholders of record as of the close of business on February 16, 2010.

KLA-Tencor further announced that it is resuming its stock repurchase program, under which 9.8 million shares are available for repurchase pursuant to a previous authorization by the company's Board of Directors. Under the Board's authorization, repurchases may be made both in open market transactions and through private transactions. The timing and actual number of shares repurchased will depend on a variety of factors, including market conditions and applicable legal requirements.

Forward-Looking Statements: Statements in this press release other than historical facts, such as statements regarding KLA-Tencor's repurchases of its own common stock, including the execution and form of such repurchases, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the condition of the global capital markets, and in particular the market for KLA-Tencor's common stock; the financial condition of KLA-Tencor; and changes in the applicable regulatory and legal environments. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to KLA-Tencor's Annual Report on Form 10-K for the year ended June 30, 2009 and other subsequent filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor assumes no obligation to, and does not currently intend to, update these forward-looking statements.

About KLA-Tencor: KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, data storage, compound semiconductor, photovoltaic, and other related nanoelectronics industries. With a portfolio of industry-standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for over 30 years. Headquartered in Milpitas, California, KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)

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